Exhibit 5.1

November 9, 2007

ICx Technologies, Inc.

2100 Crystal Drive

Suite 650

Arlington, Virginia 22202

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by ICx Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about November 9, 2007 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 27,756,416 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) reserved for issuance under the Company’s Amended and Restated 2005 Stock Plan, 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan (the “Plans”). As legal counsel to the Company, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements referred to therein, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation